EXHIBIT 15

May 6, 2008

The Allstate Corporation

2775 N. Sanders Rd

Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2008 and 2007, as indicated in our report dated May 6, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in the following Registration Statements:

Registration Statements

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.

333-34583	33-77928
333-134230	33-93762
33-99136
333-04919
333-16129
333-40283
333-40289
333-60916
333-105632
333-120343
333-120344
333-134243
333-134242
333-144691
333-144692
333-144693

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 6, 2008

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